Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2019, in the Registration Statement (Form S-1) and related Prospectus of Palomar Holdings, Inc. and Subsidiaries, formerly GC Palomar Holdings, dated January 7, 2020.

/s/ Ernst & Young LLP

San Francisco, California
January 7, 2020